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Exhibit 10.41

April 3, 2001

A. George "Skip" Battle
35 Vicente Avenue
Berkeley, CA 94705

  Re: Offer of New Terms of Employment

Dear Skip:

    The Board of Directors of Ask Jeeves, Inc. ("Ask Jeeves") is pleased to offer the following changes to your employment at Ask Jeeves, effective immediately upon your acceptance of this offer.

Title

    Your title will be Chief Executive Officer ("CEO") of Ask Jeeves Inc..

Duties and Obligations.

    As CEO, you will have all of the duties the chief executive officer of any company generally would have.

Base Salary

    Your annual salary will be $250,000.00 (the "Base Salary"), paid on the 15th and last working day of each month (less applicable deductions and withholdings), in accordance with the company's normal payroll procedures.

Operating Executive Bonus Plan

    You will be eligible to participate in the existing bonus program for Operating Executives at Ask Jeeves. This program currently provides an opportunity for you to earn up to an additional 60% of your Base Salary on an annual basis if specific company financial targets set by the Board of Directors (the "Board") are met. This bonus program is subject to change by Ask Jeeves pursuant to its terms. The details of this bonus program will be provided to you within 30 days.

Stock Options

    You will be granted a non-statutory option to purchase up to 720,000 shares of stock in Ask Jeeves at the fair market value of the stock on the date of grant pursuant to the 1999 Equity Incentive Plan (the "Option"). The Board will approve this grant as soon as possible after your acceptance of this offer. The Option shares will vest as follows so long as you remain in active and continuous service as the CEO of Ask Jeeves:

  •
  25% of the Option shares (180,000) will vest on September 4, 2001.

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  Thereafter, the remainder of the Option shares (540,000) will vest on the 4th of each month in a series of equal installments (15,000 each installment) over the subsequent 36 months of active and continuous services as CEO.

    These terms, and those relevant to the Option that follow, will be evidenced by a Stock Option Grant Notice and Stock Option Agreement provided to you after the Board approves the grant.

Voluntary Resignation as CEO

    If you terminate your employment as CEO in the absence of a written request by the Board that you do so, and provided that (i) you remain as an active member of the Board and (ii) you execute a general release of all claims against the Company which becomes effective within 45 days after termination of your employment as CEO, you will be eligible to continue to vest in one-third of the unvested Option shares following the time your services as CEO terminates (the other two-thirds of the unvested Option shares would expire immediately upon termination of your employment as CEO). This one-third of the unvested Option shares will vest in equal installments, on the 4th of each month over the remaining vesting period of the Option so long as you remain in active and continuous service as a member of the Board. Such continued vesting of one-third of the Option shares shall be in lieu of any other form of compensation for your services as a member of the Board.

    Upon any later termination of your active service as a member of the Board, you may exercise the Option (to the extent that you are entitled to exercise it as of the date of such termination) within such period of time ending on the earlier of (i) the date three (3) months following the termination of your active service as a member of the Board, or (ii) the expiration of the ten (10) year term of the Option.

    If you terminate your employment as CEO in the absence of a written request by the Board that you do so and you do not remain as an active member of the Board, or you remain as an active member of the Board but you did not execute a general release of all claims against the Company which becomes effective within 45 days after termination of your employment as CEO, you may exercise the Option (to the extent that you are entitled to exercise it as of the date of termination of your employment as CEO) within such period of time ending on the earlier of (i) the date three (3) months following the termination of your employment as CEO, or (ii) the expiration of the ten (10) year term of the Option.

Involuntary Termination from CEO Position

    If your employment as CEO is terminated by the Board, or by you at the written request of the Board, and provided that you execute a general release of all claims against the Company which becomes effective within 45 days after termination of your employment as CEO, you will receive as severance (i) the equivalent of 6 months of Base Salary and (ii) immediate vesting of one-third of the unvested Option shares (the other two-thirds of the unvested Option shares would expire immediately upon termination of your employment as CEO).

    If you also are removed as a member of the Board in connection with such termination of your employment as CEO, and provided that you execute a general release of all claims against the Company which becomes effective within 45 days after termination of your employment as CEO, you may exercise the Option (to the extent that you are entitled to exercise it as of the date of termination) within such period of time ending on the earlier of (i) the date three (3) years following the termination of your Continuous Status as CEO and as a member of the Board, or (ii) the expiration of the ten (10) year term of the Option.

    If you remain as an active member of the Board following such termination of your employment as CEO, you will be eligible for a standard Director's package as compensation for your services as a member of the Board. You will not be eligible to continue vesting in any of the remaining unvested Option shares, and you may exercise the Option (to the extent that you are entitled to exercise it as of the date of the termination of your employment as CEO) within such period of time ending on the earlier of (i) the date three (3) months following the termination of your active service as a member of the Board, or (ii) the expiration of the ten (10) year term of the Option.

Change of Control

    In the event that there is a Change of Control (as defined below) of Ask Jeeves, 100% of the unvested Options shares would immediately vest.

    For the purpose of the Option, a Change of Control means: (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company, other than a sale, lease or other disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or (vi) in the event that the individuals who, as of the date of adoption of the Plan, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.)

At-Will Employment

    Your employment with Ask Jeeves is "at will," meaning that Ask Jeeves may terminate your employment with Ask Jeeves for any reason at any time, with or without notice, and with or without cause, subject to the terms above. Similarly, you are free to resign at any time, for any reason or for no reason, subject to the terms above.

Proprietary Information Agreement

    Your employment shall be contingent upon you executing the Company's standard form of proprietary information agreement.

Governing Law & Severability

    This offer letter shall be governed by the laws of the State of California, without regard to conflicts of law principles. In the event that any provision hereof becomes or is declared by a court to be illegal, unenforceable, or void, this letter shall continue in full force and effect without said provision.

Entire Agreement

    This offer letter contains all of the terms and understandings between you and Ask Jeeves concerning the subject matter hereof, and supersedes any and all prior agreements, representations, and understandings between you and Ask Jeeves. This offer letter can only be modified by a written agreement signed by you and an authorized member or member(s) of the Board of Directors of Ask Jeeves.

Sincerely,

/s/ Roger Strauch

Roger Strauch
Board of Directors
Chairman Compensation Committee
Ask Jeeves, Inc.

Accepted by:

/s/ A. George Battle George "Skip" A. Battle
April 3, 2001 Date

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Exhibit 10.41